SECOND AMENDMENT TO

SUB-ADVISORY AGREEMENT

This second amendment to Sub-Advisory Agreement, effective October 25, 2019 (the “Amendment”), is entered into by and among Great-West Capital Management, LLC, a Colorado limited liability company (the “Adviser”), T. Rowe Price Associates, Inc., a Maryland corporation (the “Sub-adviser”), and Great-West Funds, Inc., a Maryland corporation (“Great-West Funds”) on behalf of the Great-West T. Rowe Price Equity Income Fund (the “Portfolio”).

WHEREAS, the Adviser, Sub-adviser and Great-West Funds are parties to the Sub-Advisory Agreement regarding the Fund, dated December 5, 2013, as amended on October 1, 2018, (the “Agreement”);

WHEREAS, the Adviser, Sub-adviser and Great-West Funds desire to amend the Agreement, on the terms and conditions set forth herein; and

WHEREAS, the Adviser has determined to employ and authorize the Sub-adviser to act as an investment sub-adviser to certain assets of the Portfolio which the Adviser determines, from time to time, to assign to the Sub-Adviser (those assets being referred to as the “Fund Account”).

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	All references in the Agreement to the “Great-West T. Rowe Price Equity Income Fund” are hereby deleted in their entirety and replaced with the “Great-West Large Cap Value Fund”.

2.	Article II to the Agreement is amended by adding the following as the second paragraph of that section: “The Adviser may, from time to time, make additions to and withdrawals from the Fund Account.”

3.	All references in the Agreement to the “Portfolio” should be deleted and replaced with “Fund Account,” with the following exceptions:

a.	Article II, Section B – Limitations on Adviser Services is amended by adding the following as the third paragraph of that section:

“The Sub-adviser acknowledges and agrees that in connection with the exemptions provided under Rules 10f-3(b), 12d3-1 and 17a-10 under the Investment Company Act of 1940, as amended, to the extent prohibited under, or necessary to comply with the relevant exemptions under, the Investment Company Act of 1940, the Sub-adviser (i) will not consult with any other sub-adviser of the Portfolio concerning the Sub-adviser’s or its affiliated persons’ transactions with the Portfolio in securities or other assets of the Portfolio, and (ii)

GW – TRP 2nd Amendment to 2013 Sub-Advisory Agreement (LCV Fund)

will be limited to providing investment advice to the Portfolio with respect to the Fund Account.”

4.	In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

5.	Any capitalized term used herein but not defined herein shall have the meaning provided for such term in the Agreement.

6.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

7.	Except as amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect.

[Remainder of page intentionally blank. Signature page to follow.]

GW – TRP 2nd Amendment to 2013 Sub-Advisory Agreement (LCV Fund)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through duly authorized officers.

GREAT-WEST CAPITAL MANAGEMENT, LLC

By:	/s/ Scott C. Sipple

Name:	Scott C. Sipple

Title:	President & Chief Executive Officer

GREAT-WEST FUNDS, INC., on behalf of the Great-West Large Cap Value Fund

By:	/s/ Mary C. Maiers

Name:	Mary C. Maiers

Title:	Chief Financial Officer & Treasurer

T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Terence Baptiste

Name:	Terence Baptiste

Title:	Vice President

GW – TRP 2nd Amendment to 2013 Sub-Advisory Agreement (LCV Fund)